EX-16


February 3, 2005


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:   ACS Holdings Inc.
      Form 8-K

Gentlemen:

We have read Form 8-K dated January 20, 2005 of ACS Holdings, Inc. and we agree with the statements made in the five paragraphs of section 4a of Item 4.01 entitled "Changes in Registrant's Certifying Accountant".

/s/ Samuel Klein and Company
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SAMUEL KLEIN AND COMPANY
Newark, New Jersey